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                                    EXHIBIT 5
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                   Opinion of Vorys, Sater, Seymour and Pease




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                  [VORYS, SATER, SEYMOUR AND PEASE LETTERHEAD]


                                                                 (614) 464-6400

                                January 23, 1997


Board of Directors
Park National Corporation
50 North Third Street
Newark, OH  43055


Ladies and Gentlemen:

               We are familiar with the proceedings taken and proposed to be taken by Park National Corporation, an Ohio corporation ("Park"), in connection with the issuance by Park of up to 2,345,000 of its common shares, without par value (the "Park Common Shares"). The Park Common Shares are being issued by Park in connection with the merger of First-Knox Banc Corp., an Ohio corporation ("First-Knox"), with and into Park (the "Merger").

               Park and First-Knox entered into an Agreement and Plan of Merger, dated as of October 28, 1996, and amended by an Amendment to Agreement and Plan of Merger, dated as of January 10, 1997 (collectively, the "Merger Agreement"). In accordance with and subject to the terms of the Merger Agreement, each of the outstanding common shares of First-Knox (other than those owned beneficially by Park, First-Knox or any wholly-owned subsidiary of Park or of First-Knox and those as to which dissenters' rights are perfected under the General Corporation Law of Ohio) will be cancelled and extinguished on the effective date of the Merger in consideration and exchange for a number of Park Common Shares equal to the "Exchange Ratio" set forth in the Merger Agreement. We have collaborated in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by Park with the Securities and Exchange Commission in order to register the Park Common Shares to be issued in the Merger under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary in order to express the opinions hereinafter set forth.


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Board of Directors
Park National Corporation
January 23, 1997
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               Based upon the foregoing, we are of the opinion that Park is a duly organized and legally existing corporation under the laws of the State of Ohio. Assuming compliance with applicable federal and state securities laws, we are also of the opinion that when the Park Common Shares to be issued by Park have been issued, upon surrender of the First-Knox common shares to be surrendered in exchange therefor as contemplated by the Merger Agreement, as specified in the Registration Statement when it shall become effective, will be validly issued and outstanding, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included therein.

                                            Very truly yours,

                                            /s/ Vorys, Sater, Seymour and Pease
                                            -----------------------------------

                                            Vorys, Sater, Seymour and Pease

ETF:i